Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use in the Special Financial Report on Form 1-K and the Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (the “1-A POS”) of Carolina Complete Health Network, Inc. (the “Company”), of our report dated April 26, 2018, with respect to the financial statements of the Company as of December 31, 2017 and 2016, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in the Form 1-A POS.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

April 26, 2018